CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to incorporation by reference of our reserves report dated February 20, 2014, included in the Annual Report on Form 10-K of Emerald Oil, Inc. (the "Company") for the fiscal year ended December 31, 2013, as well as in the notes to the financial statements included therein. We also hereby consent to the references to our firm, in the context in which they appear, and to the incorporation by reference of our reserves report dated February 20, 2014, into the Registration Statements on Form S-3 (File Nos. 333-166402, 333-172210, 333-181551, 333-184430, 333-187429, and 333-192251) and Form S-8 (File Nos. 333-179630, 333-185224, and 333-190230) filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ G. Lance Binder
By:
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

March 12, 2014

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